DRAFT

Company Contact:	Investor Relations Contact:
Ms. Ying Yang	Mr. Crocker Coulson
Chief Financial Officer	President
China Green Agriculture, Inc.	CCG Investor Relations
Tel: +1-626-623-2575	Tel: +1-646-213-1915 (NY Office)
E-mail: yangying@techteam.com.cn	E-mail: crocker.coulson@ccgir.com
Graham Reed, Financial Writer
E-mail: graham.reed@ccgir.com

FOR IMMEDIATE RELEASE

China Green Agriculture, Inc. Announces
First Quarter 2009 Results

•	Provides fiscal year 2009 Q2 revenue guidance of $5.8 million to $6.9 million, EPS guidance of $0.09 to $0.13

Xi’an, China – November 10, 2008 – China Green Agriculture, Inc. (OTC Bulletin Board: CGAG) (“China Green Agriculture” or “the Company”), a leading producer and distributor of humic acid (“HA”) based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., today announced its financial results for the first quarter ended September 30, 2008.

First Quarter 2009 Highlights

•	Net revenues totaled $8.9 million, up 23.5% year-over-year
•	Gross profit was $4.9 million, or 55.7% of revenues, up 12.0% year-over-year
•	Operating income was $4.3 million, up 4.4% year-over-year
•	Net income was $3.5 million, down 13.2% year-over-year, or $0.19 per basic and fully diluted share
•	Four new fertilizer products were developed and released to the market
•	Ms. Ying Yang was appointed as chief financial officer

“We are pleased that we have started with strong sales growth in our top line in the first quarter of fiscal year 2009,” stated Mr. Tao Li, chairman, president and chief executive officer of China Green Agriculture. “After a brief slow down due to one time weather related issues in the previous quarter, our margins have improved and we have resumed an accelerated pace of expansion. The year over year decline in net income for Q1 2009 was primarily due to an increase in taxes. We are confident that China Green will be able to achieve strong earnings growth for our current fiscal year.”

First Quarter 2009 Results

Net revenues for the first quarter of fiscal 2009 totaled $8.9 million, up 23.5% from $7.2 million in the same quarter of fiscal year 2008. The increase in revenues was primarily due to an increase in sales volume of humic acid organic liquid compound fertilizer which is driven by our expanded sales network and greater product offerings. In the first quarter of fiscal year 2009, fertilizer products accounted for $7.6 million, or 85.9% of total revenues, while products from the greenhouse facility accounted for $1.3 million, or 14.1% of total revenues. The decrease in revenue growth from the greenhouse facility compared with previous quarters was primarily due to the earthquake in Sichuan province and widespread regional flooding which disrupted the Company’s distribution network. In addition, a one time project in the first quarter of fiscal year 2008 boosted revenues for that comparable period.

Gross profit for the first quarter of fiscal year 2009 totaled $4.9 million, an increase of 12.0% from $4.4 million in the same quarter of 2007. Gross profit margin was 55.7% for the first quarter of fiscal year 2009, compared to 61.4% in the first quarter of 2008 and 52.7% during the last quarter in 2008. The decline in gross margin was mainly due to higher costs of packaging materials for the Company’s fertilizer products. Compared to the fourth quarter of fiscal year 2008, gross margin improved three percentage points.

Operating expenses for the first quarter of 2009 were $0.7 million, up from $0.3 million in the same quarter of 2008. This increase was primarily due to higher selling and administrative expenses associated with being a public company, including legal and auditor fees, and expansion of the board of directors and management team. Operating expenses were 7.4% of net revenues in the first quarter of fiscal year 2009, up from 4.2% of net revenues in the corresponding quarter of fiscal year 2008.

Operating income for the first quarter of fiscal year 2009 was $4.3 million, up 4.4% from $4.1 million in the first quarter of fiscal year 2008. Operating margin was 48.4%, compared to 57.2% in the same quarter of 2008.

Net income for the first quarter of fiscal year 2009 was $3.5 million, or $0.19 per basic and fully diluted share, down 13.2% compared to net income of approximately $4.0 million, or $0.37 per basic and fully diluted share, during the same period in fiscal year 2008. In the first quarter of 2009, the average weighted shares outstanding were 18.4 million shares versus 10.8 million shares in the first quarter of fiscal year 2008. The decrease in net income was mainly due to an increase in taxes from $0 in the first quarter of fiscal year 2008 to $0.6 million in the first quarter of fiscal year 2009 as the Company previously enjoyed tax exempt status.

Financial Condition

As of September 30, 2008, the Company had $16.9 million in cash and cash equivalents with working capital of $17.2 million. The Company had $20.8 million in shareholders’ equity compared to $17.3 million as of June 30, 2008. The Company generated $0.4 million in cash flows from operating activities for the quarter ended September 30, 2008. China Green Agriculture’s capital expenditures were approximately $0.04 million due to ongoing projects to upgrade the Company’s manufacturing facilities. The Company expects additional capital expenditures of roughly $8.0 million in the second and third quarter of this fiscal year for the completion of its expanded facilities.

Business Outlook

China Green Agriculture would like to provide revenue guidance for the second quarter of fiscal year 2009 of $5.8 million to $6.9 million and EPS guidance of $0.09 to $0.13. The Company expects to achieve its make good provision of earnings per share $0.609 for the fiscal year 2009.

“Despite the recent global economic slow down that affected the various countries including China, we remain confident that the agriculture industry in China will stay strong as the government implements several innovative green agricultural policies. Combined with our leading-edge production technology, an improved distribution network for high-quality finished products and an increased production capacity in fiscal year 2009, we are well positioned to steadily increase our customer base and become the green fertilizer industry leader,” concluded Mr. Li.

Conference Call

The Company will conduct a conference call at 9:00 AM Eastern Time on Monday, November 10, 2008 to discuss results for first quarter of 2009. To participate in the live conference call, please dial the following number approximately 15 minutes prior to the scheduled conference call time: 1-888-339-2688. International callers should dial 1-617-847-3007. When prompted by the operator, please mention conference passcode 110 865 16. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Monday, November 10, 2008, 11:00 AM Eastern Time. To access the replay, please dial 1-888-286-8010 and enter the passcode 14011232. International callers should dial 1-617-801-6888 and enter the same passcode 14011232.

About China Green Agriculture, Inc.

China Green Agriculture, Inc. produces and distributes humic acid (“HA”) based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., (“TechTeam”). TechTeam produces and sells approximately 10,000 metric tons of over 100 different kinds of fertilizer products per year. All of TechTeam's fertilizer products are certified by the PRC government as green products and suitable for growing Grade AA "green" foods, also known as green products that contain little or no chemical materials, as stated by the China Green Food Research Center. TechTeam's fertilizers are highly concentrated liquids which require an application of approximately 120 ml per mu per application. Its average end user has approximately four mu of land (one mu = .165 acres).

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- FINANCIAL TABLES FOLLOW-

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

	2008	2007
Net sales	$8,880,002	$7,191,021
Cost of goods sold	3,930,893	2,773,761
Gross profit	4,949,109	4,417,260
Operating expenses
Selling expenses	216,376	151,705
General and administrative expenses	437,129	150,617
Total operating expenses	653,505	302,322
Income from operations	4,295,604	4,114,938
Other income (expense)
Other income(expense)	4,655	9,301
Interest income	140,395	124
Interest expense	(320,864)	(92,569)
Bank charges	(380)	(22)
Total other expense	(176,194)	(83,166)
Income before income taxes	4,119,410	4,031,772
Provision for income taxes	621,483	-
Net income	3,497,927	4,031,772
Other comprehensive items
Foreign currency translation gain/(loss)	(6,179)	174,461
Comprehensive income	$3,491,748	$4,206,233

Basic and diluted weighted average shares outstanding	18,381,702	10,770,669
Basic and diluted net earnings per share *	$0.19	$0.37

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND JUNE 30, 2008

	September 30, 2008	June 30, 2008
	(Unaudited)

ASSETS

Current Assets
Cash and cash equivalents	$16,919,102	$16,612,416
Restricted cash	165,081	193,392
Accounts receivable, net	6,340,147	3,590,552
Inventories	6,572,248	3,988,979
Other assets	104,926	128,091
Advances to suppliers	579,582	512,845
Total Current Assets	30,681,086	25,026,275

Plant, Property and Equipment, Net	17,829,481	18,199,456

Construction In Progress	5,155,894	5,115,492

Intangible Assets, Net	1,153,538	1,180,159

Total Assets	$54,819,998	$49,521,382

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$263,332	$232,417
Unearned revenue	180,924	88,950
Other payables and accrued expenses	439,015	455,228
Registration rights liability	704,494	506,142
Advances from other unrelated companies	336,151	344,628
Amount due to related parties	31,121	31,121
Taxes payable	7,480,835	5,878,275
Short term loans	4,084,550	4,201,925
Total Current Liabilities	13,520,422	11,738,686

Common Stock, $.001 par value, 6,313,617 shares subject to redemption	20,519,255	20,519,255

Commitment	-	-

Stockholders' Equity
Preferred Stock, $.001 par value, 20,000,000 shares authorized, Zero shares issued and outstanding	-	-
Common stock, $.001 par value, 780,000,000 shares authorized, 12,068,085 shares issued and outstanding	12,068	12,068
Additional paid-in capital	1,225,209	1,200,077
Statury reserve	2,280,394	1,882,797
Retained earnings	14,864,409	11,764,079
Accumulated other comprehensive income	2,398,240	2,404,419
Total Stockholders' Equity	20,780,321	17,263,442

Total Liabilities and Stockholders' Equity	$54,819,998	$49,521,382

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

	2008	2007
Cash flows from operating activities
Net income	$3,497,927	$4,031,772
Adjustments to reconcile net income to net cash provided by operating activities

Share capital contribution - rental and interest paid by shareholders	-	14,337

Issuance of stock options for compensation	25,133
Depreciation	368,094	208,898
Amortization	26,740	24,253
Decrease / (Increase) in current assets
Accounts receivable	(2,750,170)	(4,095,432)
Other receivables	8,258	69,214
Inventories	(2,583,908)	(150,870)
Advances to suppliers	(66,825)	(318,984)
Other assets	15,756	(2,374)
(Decrease) / Increase in current liabilities
Accounts payable	30,941	287,180
Unearned revenue	91,989	94,036
Tax payables	1,603,503	757,460
Advances from unrelated parties		(341,719)
Other payables and accrued expenses	174,431	(16,975)
Net cash provided by operating activities	441,868	560,796

Cash flows from investing activities
Acquisation of plant, property, and equipment	(897)	-
Additions to construction in progress	(41,223)	-
Net cash used in investing activities	(42,120)	-

Cash flows from financing activities
Repayment of loan	(116,701)	-
Restricted cash	28,311	-
(Payments)/proceeds to/from related parties	-	(536,621)
Net cash used in financing activities	(88,391)	(536,621)

Effect of exchange rate change on cash and cash equivalents	(4,671)	1,509
Net increase in cash and cash equivalents	306,686	25,684

Cash and cash equivalents, beginning balance	16,612,416	81,716
Cash and cash equivalents, ending balance	$16,919,102	$107,400

Supplement disclosure of cash flow information
Interest expense paid	$(122,511)	$(92,674)
Income taxes paid	$-	$-

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